UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

Neil A. Hansen
Vice President, Investor Relations
and Secretary

ExxonMobil

May 3, 2019

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

In the 2019 filing of Exxon Mobil Corporation's proxy, we included an *Executive Compensation Overview (Overview)* as additional proxy material to summarize the key design features of our compensation program and demonstrate a strong linkage between ExxonMobil's compensation program and business results.

The Combined Realized and Unrealized Pay chart on page 8 of the *Overview* compares the compensation of the ExxonMobil CEO position versus our compensation benchmark companies over a 10-year period from 2008 to 2017. The 2018 data for our compensation benchmark companies have recently become available as they have filed their 2019 proxies. Therefore we have updated the chart as shown below. This also updates all other references to ExxonMobil's rank position in the *Overview*.

COMBINED REALIZED AND UNREALIZED PAY
2009 to 2018


ExxonMobil
Compensation Benchmark Companies
47TH PERCENTILE
1
2
3
4
5
6
7
8
9
10
11
12
13
(Rank Position)

Realized Pay is compensation actually received by the CEO during the year, excluding any retirement distributions. Unrealized Pay represents the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised "in the money" stock options granted during the years 2009 through 2018. Award values are based on target levels of formula-based awards and fiscal year-end 2018 stock prices. See page 9 of the *Overview* for more detailed definitions of realized and unrealized pay.

We look forward to discussing this information with our shareholders, including during the webinar on executive compensation and shareholder proposals on May 9, 2019.

Sincerely,

Neil A. Hansen

Please read this supplemental information together with the complete *Overview* and the more detailed information included in the Compensation Discussion & Analysis, compensation tables, and narrative on pages 31 through 57 of ExxonMobil's 2019 Proxy Statement before you cast your vote on Management Resolution Item 3 – *Advisory Vote to Approve Executive Compensation*.